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                       MAXIMUM ANNIVERSARY VALUE OPTIONAL
                            DEATH BENEFIT ENDORSEMENT

This Endorsement is made a part of, and subject to, the other terms and conditions of the Contract to which it is attached.

This Endorsement modifies the AMOUNT OF DEATH BENEFIT under the DEATH OF OWNER BEFORE THE ANNUITY DATE and is effective on the Contract Date.

The following are added under the DEFINITIONS section of the Contract:

         CONTINUATION DATE
         The Date on which We receive, in Our
         Service Center: (a) the spousal Beneficiary's written request to continue the Contract in force, and (b) Due Proof of Death of the Contract Owner. If We receive (a) and (b) on different dates, the Continuation Date will be the date on which We receive the additional requirement.

         NET PURCHASE PAYMENT
         The sum of all Purchase Payments, reduced for any partial withdrawals (and any fees or charges applicable to such withdrawals) in the same proportion that the Contract Value was reduced on the date of such withdrawal.

AMOUNT OF DEATH BENEFIT
If You are age 80 or younger on the Contract Date, and You die prior to the Annuity Date, the amount of the Death Benefit will be determined based upon the Death Benefit option You selected on the Application. Once a Death Benefit option is selected it cannot be changed or terminated.

MAXIMUM ANNIVERSARY OPTIONAL DEATH BENEFIT CHARGE
On an annual basis, this charge equals [.25%] of Your average daily ending value of the assets attributable to the Accumulation Units of the Subaccount(s) to which the Contract is allocated. We deduct this charge daily. This charge is in addition to the charges in Your Contract.

MAXIMUM ANNIVERSARY VALUE OPTIONAL DEATH BENEFIT
As of the date We receive Due Proof of Death, the Death Benefit will be the greater of:

(a) Purchase Payments reduced for any partial withdrawals (and any fees or charges applicable to such withdrawals) in the same proportion that the Contract Value was reduced on the date of such withdrawal; or

(b)  Contract Value; or

(c)  The Maximum Anniversary Value.
     We will calculate the Maximum Anniversary Value, by determining the Contract Value for each Contract anniversary prior to the Owner's 81st birthday. The anniversary value is equal to the Contract Value at each Contract anniversary increased by the dollar amount of any Purchase Payment(s) made since that anniversary and reduced proportionately for any partial withdrawals (and any fees or charges applicable to such withdrawals) in the same proportion that the Contract

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     Value was reduced on the date of such withdrawal. If any of those anniversary values is greater than Your Contract Value, You will receive that amount as the Maximum Anniversary Value.

EARNINGS ENHANCEMENT
The Earnings Enhancement is an amount, as described in the Earnings Enhancement table below that can increase the Death Benefit. Earnings equal the excess of Your Contract Value over Net Purchase Payment(s) as of the date of death. If You have earnings in Your Contract at the time We receive Due Proof of Death, We will add a Percentage of Earnings to the amount of Your Death Benefit, subject to a maximum benefit described in the Maximum Benefit Percentage defined below. This Percentage of Earnings is an amount calculated using the percentages described in the Earnings Enhancement table below. The Percentage of Earnings of the Net Purchase Payment(s) depends on how long Your Contract was in force prior to the date of Your death. This benefit is in addition to the Maximum Anniversary Death Benefit.

------------------------------------------------------------------------------------------------------
                                         EARNINGS ENHANCEMENT
------------------------------------------------------------------------------------------------------

   Contract Year of Death                       Percentage                Maximum Benefit Percentage
                                               of Earnings

             [0-4]                                [25%]                              [25%]
             [5-9]                                [40%]                              [40%]
             [10+]                                [50%]                              [50%]
--------------------------------- --------------------------------------- ----------------------------

For purposes of determining any Earnings Enhancement payable upon Your death the following items in the Earnings Enhancement table are described as follows:

   (a) CONTRACT YEAR OF DEATH is the number of full years since the Contract Date to the date of Your Death.

   (b) PERCENTAGE OF EARNINGS is a percentage applied to the earnings in Your Contract since the Contract Date to Your date of death.

   (c) MAXIMUM BENEFIT PERCENTAGE is a percentage applied to the Net Purchase Payment(s) that defines the maximum benefit of the Earnings Enhancement.

SPOUSAL BENEFICIARY CONTINUATION
If a spousal Beneficiary elects to continue this Contract as provided under the Spousal Continuation provisions of the Contract, the Earnings Enhancement, if any, will be added to the Death Benefit.

For purposes of determining any Earnings Enhancement payable upon the death of the new Contract Owner (spousal Beneficiary who elected to continue the Contract), the following items in the Earnings Enhancement table are described as follows:


   (a) CONTRACT YEAR OF DEATH is the number of full years since the Continuation Date to the date of death of the new Contract Owner.

   (b) PERCENTAGE OF EARNINGS is a percentage applied to the earnings in Your Contract since the Continuation Date up to the date of death of the new Contract Owner.

   (c) MAXIMUM BENEFIT PERCENTAGE is a percentage applied to the sum of (1) and
       (2) below that defines the maximum benefit of the Earnings Enhancement, where:

      (1) is the Contract Value on the Continuation Date reduced proportionately by any withdrawals (and any fees or charges applicable to such withdrawals), and

      (2) is any amount contributed to the Contract on the Continuation Date.

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Signed for the Company to be effective on the Contract Date.

ANCHOR NATIONAL LIFE INSURANCE COMPANY


/s/ Christine A. Nixon              /s/ Eli Broad
----------------------              -------------
Christine A. Nixon                    Eli Broad
Assistant Secretary                  Chairman and
                                Chief Executive Officer




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